EXHIBIT 99.1
Contacts:
James E. Green, Executive Vice President, Corporate Affairs
423-989-8125
David E. Robinson, Vice President, Investor Relations
423-989-7045
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS REPORTS
YEAR-END AND FOURTH-QUARTER 2008 FINANCIAL RESULTS
2008 Highlights Include Acquisition of Alpharma and
Submission of Four New Drug Applications to the FDA
BRISTOL, TENNESSEE, February 26, 2009 — King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues equaled $1.57 billion during the year ended December 31, 2008, compared to $2.14 billion for 2007. In connection with its acquisition of Alpharma Inc. on December 29, 2008, King recorded a special charge in the amount of $590 million for acquired in-process research and development during the fourth quarter and year ended December 31, 2008. As result of this special charge, King reported a net loss of $333 million and a diluted loss per share of $1.37 during the year ended December 31, 2008, compared to net earnings of $183 million and diluted earnings per share of $0.75 during the prior year. Excluding special items, net earnings equaled $304 million and diluted earnings per share equaled $1.24 for the twelve months ended December 31, 2008, compared to net earnings of $476 million and diluted earnings per share of $1.95 in 2007. More detail regarding special items is provided below.
For the fourth quarter ended December 31, 2008, total revenues equaled $348 million compared to $533 million in the fourth quarter of 2007. Also as a result of the special charge mentioned above, King reported a net loss of $548 million and a diluted loss per share of $2.25 during the fourth quarter of 2008, compared to net earnings of $43 million and diluted earnings per share of $0.18 in the same period of the prior year. Excluding special items, net earnings equaled $59 million and diluted earnings per share equaled $0.24 during the fourth quarter ended December 31, 2008, compared to net earnings of $113 million and diluted earnings per share of $0.46 in the fourth quarter of 2007.
Brian A. Markison, Chairman, President and Chief Executive Officer of King, stated, “Our 2008 accomplishments are substantial and indicative of the continued aggressive execution of the strategy for long-term growth that we initiated a few years ago. These accomplishments include the successful acquisition of Alpharma and the submission of four New Drug Applications (NDAs) to the U.S. Food and Drug Administration (FDA).”
“Our acquisition of Alpharma was particularly significant, as it further diversifies the Company, while strengthening our portfolio and development pipeline of pain management products, and increases our capabilities and expertise in this important market,” added Mr. Markison. “We are excited about our development pipeline, as it provides us with both near-term and long-term revenue opportunities. While FDA approvals of recently submitted NDAs have not come as quickly as we would like, we are committed to securing regulatory approval for our near-term prospects and will work diligently to advance our other projects.”

“Clearly, 2008 was a transformational year for King Pharmaceuticals and we are now a stronger, more efficient and competitive company, with an enhanced ability to deliver superior value to our stockholders,” concluded Mr. Markison.
As of December 31, 2008, the Company’s cash and cash equivalents totaled approximately $940 million. This amount includes approximately $385 million which the Company used to redeem the previously issued Alpharma convertible bonds during the first quarter of 2009. During the fourth quarter of 2008 and for the year ended December 31, 2008, the Company generated cash flow from operations of approximately $141 million and $491 million, respectively.
Joseph Squicciarino, King’s Chief Financial Officer, commented, “We have made significant advances with respect to our Alpharma integration initiatives and identified more opportunities for synergies than originally anticipated. In 2009 we expect to capture synergies of approximately $60 million from integration activities, primarily in SG&A and R&D. In addition to these synergies, during the first quarter of 2009 we took further steps to restructure our cost base due to a recent court decision which has increased the uncertainty regarding the continued exclusivity of SKELAXIN® (metaxalone). Accordingly, we reduced our workforce and implemented other cost-saving initiatives. As a result, we expect to generate approximately $90 million in additional expense reductions from these restructuring initiatives in 2009.”
Net revenue from branded pharmaceuticals totaled $277 million for the fourth quarter of 2008, compared to $469 million for the same period of the prior year, and equaled $1.26 billion for the year ended December 31, 2008, compared to $1.86 billion for the prior year. The decrease in revenues in 2008 compared to 2007 was primarily due to the market entry of generic substitutes for ALTACE® (ramipril).
Net sales of SKELAXIN® totaled $113 million during the fourth quarter and $446 million for the year ended December 31, 2008, compared to $114 million during the fourth quarter and $440 million during the twelve months ended December 31, 2007.
THROMBIN-JMI® (thrombin, topical, bovine, USP) net sales totaled $57 million during the fourth quarter and $255 million for the year ended December 31, 2008, compared to $69 million during the fourth quarter and $267 million during the twelve months ended December 31, 2007. Net sales of THROMBIN-JMI® during 2008 were affected by a higher level of discounting due to increased competition.
Net sales of AVINZA® (morphine sulfate extended release) totaled $33 million during the fourth quarter and $135 million for the year ended December 31, 2008, compared to $32 million during the fourth quarter and $109 million during the twelve months ended December 31, 2007. The Company acquired AVINZA® on February 26, 2007.

LEVOXYL® (levothyroxine sodium tablets, USP) net sales totaled $20 million during the fourth quarter and $73 million for the year ended December 31, 2008, compared to $32 million during the fourth quarter and $100 million during the twelve months ended December 31, 2007.
ALTACE® net sales totaled $14 million during the fourth quarter and $166 million for the year ended December 31, 2008, compared to $158 million during the fourth quarter and $646 million during the twelve months ended December 31, 2007.
King’s Meridian Auto-Injector business contributed revenue totaling $53 million during the fourth quarter of 2008 and $218 million for the twelve months ended December 31, 2008, compared to $42 million during the fourth quarter and $184 million during the twelve months ended December 31, 2007.
Royalty revenues, derived primarily from ADENOSCAN® (adenosine), totaled $18 million during the fourth quarter of 2008 and $79 million for the year ended December 31, 2008.
The Company completed its acquisition of Alpharma on December 29, 2008 and the assets and liabilities acquired are included in King’s Consolidated Balance Sheet provided below for year-end 2008. However, since Alpharma was acquired at the end of 2008, its financial results from operations are excluded from King’s Consolidated Statement of Operations which is also provided below. The Company will discuss some specific highlights of Alpharma’s financial results for the fourth quarter and full year 2008 during the conference call scheduled for later today.
Webcast Information
King will conduct a webcast today which may include discussion of the Company’s marketed products, pipeline, strategy for growth, financial results and expectations, and other matters relating to its business. The Company will also discuss some specific highlights of Alpharma’s financial results for the fourth quarter and full year 2008. Interested persons may listen to the webcast on Thursday, February 26, 2009, at 11:00 a.m., E.S.T., by clicking the following link to register and then joining the live event with the same URL:
http://www.kingpharm.com/web_casts.asp
If you are unable to participate during the live event, the webcast will be archived on King’s web site at the same link for not less than 30 days after the webcast.
About Special Items
Under Generally Accepted Accounting Principles (“GAAP”), reported “net earnings” and “diluted earnings per share” include special items. In addition to the reported results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the quarters and twelve months ended December 31, 2008 and 2007, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company’s ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances the analysis of the Company’s ongoing, underlying business and the analysis of the Company’s financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King’s management. A reconciliation of non-GAAP financial measures referenced herein and King’s reported financial results determined in accordance with GAAP is provided below.
About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience and hospital. King is also a leader in the development, registration, manufacture and marketing of pharmaceutical products for food producing animals.
Forward-looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to the synergies King expects to capture from its Alpharma integration initiatives; statements pertaining to the expected expense reductions associated with King’s restructuring initiatives; and statements pertaining to King’s planned webcast to discuss its fourth-quarter and year-end 2008 results. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include dependence on the future level of demand for and net sales of King’s products; dependence on King’s ability to successfully market its products; dependence on King’s ability to achieve the synergies expected from its integration initiatives of Alpharma; dependence on King’s ability to successfully integrate its acquisitions; dependence on King’s ability to fully realize the benefit of its restructuring initiatives; dependence on the Company’s ability to continue to advance the development of its pipeline products as planned; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving products in which King has an interest; dependence on the unpredictability of the duration and results of the FDA’s review of Investigational New Drug applications (“IND”), NDAs, and Abbreviated New Drug Applications (“ANDA”) and/or the review of other regulatory agencies worldwide that relate to those projects; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of King’s products; dependence on the potential effect on sales of the Company’s existing products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to the Company’s growth strategy; dependence on King’s compliance with FDA and other government regulations that relate to the Company’s business; dependence on King’s ability to conduct its webcast as currently planned on February 26, 2009; dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; changes in competition; unexpected changes in technologies and technological advances; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008, which are on file with the U.S. Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

KING PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$940,212	$20,009
Investments in debt securities	6,441	1,344,980
Marketable securities	511	1,135
Accounts receivable, net	245,070	183,664
Inventories	258,303	110,308
Deferred income tax assets	89,513	100,138
Income tax receivable	—	20,175
Prepaid expenses and other current assets	129,214	39,245

Total current assets	1,669,264	1,819,654

Property, plant and equipment, net	421,321	257,093
Intangible assets, net	934,219	780,974
Goodwill	450,548	129,150
Deferred income tax assets	303,722	343,700
Investments in debt securities	353,848	—
Other assets	124,774	96,251

Total assets	$4,257,696	$3,426,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$140,908	$76,481
Accrued expenses	411,488	376,604
Income taxes payable	10,448	—
Short-term debt	5,230	—
Current portion of long-term debt	439,047	—

Total current liabilities	1,007,121	453,085

Long-term debt	963,222	400,000
Other liabilities	110,022	62,980

Total liabilities	2,080,365	916,065

Commitments and contingencies
Shareholders’ equity:
Common shares no par value, 600,000,000 shares authorized, 246,487,232 and 245,937,709 shares issued and outstanding, respectively	1,313,321	1,283,440
Retained earnings	892,297	1,225,360
Accumulated other comprehensive (loss) income	(28,287)	1,957

Total shareholders’ equity	2,177,331	2,510,757

Total liabilities and shareholders’ equity	$4,257,696	$3,426,822

KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Total revenues	$347,732	$533,272	$1,565,061	$2,136,882

OPERATING COSTS AND EXPENSES:
Cost of revenues , exclusive of depreciation, amortization and impairments shown below	93,454	109,424	385,936	458,514
Excess purchase commitment	5,435	731	8,064	25,363
Contract termination	—	—	—	3,845
Excess inventory reserve	825	21,634	825	78,812

Total cost of revenues	99,714	131,789	394,825	566,534

Selling, general and administrative, exclusive of co-promotion fees	101,587	125,567	413,402	509,168
Special legal and professional fees	266	1,412	(4,447)	2,135
Co-promotion fees	3,058	37,278	37,065	179,731

Total selling, general, and administrative expense	104,911	164,257	446,020	691,034

Depreciation and amortization	28,853	59,125	148,116	166,874
Accelerated depreciation	662	1,886	2,597	6,989
Research and development	31,648	44,910	116,823	149,425
Research and development — milestone payments	2,500	—	28,350	—
Research and development-In-process upon acquisition	593,000	32,010	598,500	35,310
Asset impairments	1,566	377	40,995	223,025
Acquisition related costs	1,382	—	1,382	—
Restructuring charges	5,428	49,444	7,098	70,178

Total operating costs and expenses	869,664	483,798	1,784,706	1,909,369

OPERATING (LOSS) INCOME	(521,932)	49,474	(219,645)	227,513
OTHER (EXPENSE) INCOME:
Interest expense	(2,473)	(2,148)	(7,943)	(7,818)
Interest income	5,970	14,030	36,970	42,491
Loss on investment	(7,451)	(1,138)	(7,451)	(11,591)
Other, net	(1,784)	904	(3,635)	223

Total other (expense) income	(5,738)	11,648	17,941	23,305

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(527,670)	61,122	(201,704)	250,818
Income tax expense	20,797	18,290	131,359	67,600

(LOSS) INCOME FROM CONTINUING OPERATIONS	(548,467)	42,832	(333,063)	183,218

DISCONTINUED OPERATIONS
Loss from discontinued operations	—	(18)	—	(369)
Income tax benefit	—	(7)	—	(132)

Total loss from discontinued operations	—	(11)	—	(237)

NET (LOSS) INCOME	$(548,467)	$42,821	$(333,063)	$182,981

Basic net (loss) income per common share	$(2.25)	$0.18	$(1.37)	$0.75

Diluted net (loss) income per common share	$(2.25)	$0.18	$(1.37)	$0.75

Shares used in basic net (loss) income per share	243,731	243,162	243,539	242,854
Shares used in diluted net (loss) income per share	243,731	244,091	243,539	244,129

KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
EXCLUDING SPECIAL ITEMS — NON GAAP
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Total revenues	$347,732	$533,272	$1,565,061	$2,136,882

OPERATING COSTS AND EXPENSES:
Cost of revenues , exclusive of depreciation and amortization shown below	93,454	109,424	385,936	458,514

Selling, general and administrative, exclusive of co-promotion fees	101,587	125,567	413,402	509,168
Co-promotion fees	3,058	37,278	37,065	179,731

Total selling, general, and administrative expense	104,645	162,845	450,467	688,899

Depreciation and amortization	28,853	59,125	148,116	166,874
Research and development	31,648	44,910	116,823	149,425
Research and development — milestone payments	2,500	—	28,350	—

Total operating costs and expenses	261,100	376,304	1,129,692	1,463,712

OPERATING INCOME	86,632	156,968	435,369	673,170
OTHER INCOME:
Interest expense	(2,473)	(2,148)	(7,943)	(7,818)
Interest income	5,970	14,030	36,970	42,491
Other, net	(1,784)	904	(3,635)	223

Total other income	1,713	12,786	25,392	34,896

INCOME BEFORE INCOME TAXES	88,345	169,754	460,761	708,066
Income tax expense	29,449	56,781	156,315	231,726

NET INCOME	$58,896	$112,973	$304,446	$476,340

Basic net income per common share	$0.24	$0.46	$1.25	$1.96

Diluted net income per common share	$0.24	$0.46	$1.24	$1.95

Shares used in basic net income per share	243,731	243,162	243,539	242,854
Shares used in diluted net income per share	246,026	244,091	245,394	244,129

KING PHARMACEUTICALS, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share data)
(Unaudited)
The following tables reconcile Non-GAAP measures to amounts reported under GAAP:

	Three Months Ended December 31, 2008		Twelve Months Ended December 31, 2008
		EPS		EPS
Net income, excluding special items	$58,896		$304,446
Diluted income per common share, excluding special items		$0.24		$1.24
SPECIAL ITEMS:
Excess purchase commitment (cost of revenues)	(5,435)	(0.02)	(8,064)	(0.03)
Excess inventory reserve (cost of revenues)	(825)	(0.00)	(825)	(0.00)
Special legal and professional fees (selling, general, and administrative)	(266)	(0.00)	4,447	0.02
Accelerated depreciation (other operating costs and expenses)	(662)	(0.00)	(2,597)	(0.01)
Research and development-In-process upon acquisition (other operating costs and expenses)	(593,000)	(2.43)	(598,500)	(2.46)
Asset impairments (other operating costs and expenses)	(1,566)	(0.01)	(40,995)	(0.17)
Acquisition related costs (other operating costs and expenses)	(1,382)	(0.01)	(1,382)	(0.01)
Restructuring charges (other operating costs and expenses)	(5,428)	(0.02)	(7,098)	(0.03)
Loss on investment (other (expense) income)	(7,451)	(0.03)	(7,451)	(0.03)

Total special items before income taxes	(616,015)	(2.52)	(662,465)	(2.72)
Income tax benefit from special items	8,652	0.03	24,956	0.11

Net loss	$(548,467)		$(333,063)

Diluted loss per common share, as reported under GAAP		$(2.25)		$(1.37)

	Three Months Ended December 31, 2007		Twelve Months Ended December 31, 2007
		EPS		EPS
Net income, excluding special items	$112,973		$476,340
Diluted income per common share, excluding special items		$0.46		$1.95
SPECIAL ITEMS:
Excess purchase commitment (cost of revenues)	(731)	(0.00)	(25,363)	(0.10)
Contract termination (cost of revenues)	—	—	(3,845)	(0.02)
Excess inventory reserve (cost of revenues)	(21,634)	(0.09)	(78,812)	(0.32)
Special legal and professional fees (selling, general, and administrative)	(1,412)	(0.01)	(2,135)	(0.01)
Accelerated depreciation (other operating costs and expenses)	(1,886)	(0.01)	(6,989)	(0.03)
Research and development-In-process upon acquisition (other operating costs and expenses)	(32,010)	(0.13)	(35,310)	(0.14)
Asset impairments (other operating costs and expenses)	(377)	(0.00)	(223,025)	(0.91)
Restructuring charges (other operating costs and expenses)	(49,444)	(0.20)	(70,178)	(0.29)
Loss on investment (other (expense) income)	(1,138)	(0.00)	(11,591)	(0.05)
Loss from discontinued operations	(18)	(0.00)	(369)	(0.00)

Total special items before income taxes	(108,650)	(0.44)	(457,617)	(1.87)
Income tax benefit from special items	38,498	0.16	164,258	0.67

Net income	$42,821		$182,981

Diluted income per common share, as reported under GAAP		$0.18		$0.75

KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE FOURTH QUARTERS ENDED DECEMBER 31, 2008 AND 2007
King recorded special items during the fourth quarter ended December 31, 2008, resulting in a net charge of $616 million, or $607 million net of tax, primarily due to a $590 million charge for acquired in-process research and development associated with King’s acquisition of Alpharma.
During the fourth quarter ended December 31, 2007, King recorded special items resulting in a net charge of $109 million, or $70 million net of tax, primarily due to (i) a restructuring charge totaling $49 million, (ii) a $32 million charge for acquired in-process research and development associated with King’s entry into a strategic collaboration with Acura Pharmaceuticals to develop and commercialize immediate release opioid products, and (iii) charges of $22 million primarily related to the impaired value of raw material inventory and related contracts associated with ALTACE®.

KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
King recorded special items during the year ended December 31, 2008, resulting in a net charge of $662 million, or $638 million net of tax, primarily due to (i) a $590 million charge for acquired in-process research and development associated with King’s acquisition of Alpharma and (ii) an intangible asset impairment charge totaling $41 million primarily related to SYNERCID® I.V. Injection.
During the year ended December 31, 2007, King recorded special items resulting in a net charge of $458 million, or $293 million net of tax, primarily due to (i) a charge totaling $146 million related to the impaired value of the intangible assets associated with ALTACE®, (ii) charges totaling $104 million primarily related to the impaired value of raw material inventory and related contracts associated with ALTACE®, (iii) a restructuring charge totaling $70 million, (iv) an impairment charge totaling $46 million related to the Company’s sale of its Rochester, Michigan sterile manufacturing facility and certain legacy branded products, (v) a $35 million charge for acquired in-process research and development primarily associated with King’s entry into a strategic collaboration with Acura Pharmaceuticals to develop and commercialize immediate release opioid products, and (vi) an impairment charge totaling $29 million related to INTAL® and TILADE® as a result of the Company’s decision to no longer pursue the development of a new formulation of INTAL® utilizing HFA as a propellant.

EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620